UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2017

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2017, CoreLogic, Inc. (the “Company”) announced that Frank Martell had been named President & Chief Executive Officer and appointed to the Board of Directors with immediate effect. Mr. Martell succeeds Anand Nallathambi, the Company’s former President & Chief Executive Officer, who passed away on March 2, 2017.

At a meeting of the Board of Directors of the Company (the “Board”) on March 3, 2017, the Board appointed Frank Martell to the position of President & Chief Executive Officer and Principal Executive Officer effective March 6, 2017. Mr. Martell had been serving as the Company’s interim President & CEO since February 13, 2017, when Mr. Nallathambi was granted a medical leave of absence. Effective March 6, 2017, the Board also appointed Mr. Martell to the Board of Directors to fill the vacancy created by Mr. Nallathambi’s death.

Mr. Martell joined the Company as Chief Financial Officer in 2011 and became Chief Operating Officer in 2014. Prior to joining CoreLogic, Mr. Martell served as the President & Chief Executive Officer of the Western Institutional Review Board, and before that Chief Financial Officer of Advantage Sales and Marketing and Information Services Group, Inc. From 1996 to 2006, Mr. Martell held various leadership positions at ACNielsen Corporation including Vice President and Treasurer, Chief Operating Officer and President of Asia Pacific & Emerging Markets, Executive Vice President of the Marketing Information Group, and Chief Operating Officer of ACNielsen and President Europe, Middle East & Africa.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 6, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CoreLogic, Inc.
(Registrant)

Date:	March 6, 2017	By:	/s/ Stergios Theologides
		Name:	Stergios Theologides
		Title:	SVP, General Counsel and Secretary